Exhibit 23(c)

Consent of KPMG Peat Marwick LLP.


           Consent of Independent Public Accountants



        We consent to the incorporation by reference in this Registration Statement on Form S-8 and in the prospectus pertaining to the National Data Corporation Director Compensation Plan of our report dated March 18, 1994, with respect to the combi ned balance sheets of Yes Check Services, Inc. and Select Check, Inc. as of December 31, 1993, and the related combined statements of operations and cash flows for the period from February 1, 1993, date of inception, through December 31, 1993, which report appears in the Form 8-K of National Data Corporation dated November 17, 1994.

        Our report dated March 18, 1994, contains an explanatory paragraph that states that the 1993 loss from operations and the net capital deficiency raise substantial doubt about the combined entities' ability to continue as going concerns. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.



KPMG Peat Marwick LLP


Chicago, Illinois
May 31, 1995